UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 8, 2009

MILLER PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	033-02249-FW	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(423) 663-9457

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 3.02	Unregistered Sales of Equity Securities.

On June 8, 2009 Miller Petroleum, Inc. acquire certain assets from Ky-Tenn Oil, Inc., a Kentucky corporation (“KTO”), an unrelated third party, including KTO’s:

•

undivided interest in approximately 170 oil and gas wells in Morgan, Scott and Fentress counties Tennessee, together with all property, fixtures and improvements, leasehold interest and contract rights related to these wells;

•	undivided interest in approximately 35,325 acres of oil and gas leases in Scott and Morgan counties, Tennessee;

•	interest in an operating agreement with the Tenn State Energy Development Partnership;

•	interest in a gas gathering pipeline system; and

•	other rights related to these assets, including royalty and working interests, licenses and permits and similar incidental rights.

As consideration for these assets we issued KTO 1,000,000 shares of our common stock valued at $320,000. We have yet to perform a fair value evaluation of the assets acquired in the transaction under SFAS 141R. Pursuant to SFAS 141R, we are required to the identify the assets acquired in the transaction on date of acquisition, but have up to one year from the closing date to quantify any valuation adjustments to the assets acquired.

We granted the seller piggy-back registration rights covering these shares. The shares were issued in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of the act.

Item 7.01	Regulation FD Disclosure.

On June 12, 2009 we issued a press release announcing the closing of this transaction. A copy of the release is filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.16	Agreement dated June 8, 2009 between Ky-Tenn Oil, Inc. and Miller Petroleum, Inc.

99.1	Press release dated June 12, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: June 12, 2009	By: /s/ Paul W. Boyd

Paul W. Boyd, Chief Financial Officer